Filed under Rule 424(b)(2), Registration Statement No. 333-226651

Preliminary Pricing Supplement No. 276 - Dated Monday, November 15, 2021 (To: Prospectus dated August 7, 2018)

CUSIP	Principal	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Amount	Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
02006DA68	[]	100.000%	0.825%	[]	Fixed	1.150%	Monthly	11/15/2024	12/15/2021	$0.61	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 5/15/2022 and Semi-Annually thereafter with 30 Calendar Days' Notice.
02006DA76	[]	100.000%	1.250%	[]	Fixed	1.650%	Monthly	11/15/2026	12/15/2021	$0.87	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 5/15/2022 and Semi-Annually thereafter with 30 Calendar Days' Notice.

Ally Financial Inc.

Offering Date: Monday, November 15, 2021 through Monday, November 22, 2021

Trade Date: Monday, November 22, 2021 @ 12:00 PM ET

Settle Date: Friday, November 26, 2021

Minimum Denomination/Increments:$1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0235 via RBC Dain Rauscher Inc

Agents: InspereX, LLC, Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan, Wells Fargo Advisors, LLC

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Ally Financial Inc. Ally Financial Term Notes, Series A Prospectus dated August 7, 2018